EXHIBIT 10.2


                               EARN-OUT AGREEMENT

                                  by and among

                              STEVEN MADDEN, LTD.,

                     DANIEL M. FRIEDMAN & ASSOCIATES, INC.,

                             DMF INTERNATIONAL, LTD.

                                       and

                               DANIEL M. FRIEDMAN

                          Dated as of February 7, 2006

                               EARN-OUT AGREEMENT

                  This EARN-OUT AGREEMENT (this "Agreement"), dated as of February 7, 2006 and effective as of the Closing Date (as defined below), if one occurs, is by and among Steven Madden, Ltd., a Delaware corporation ("Purchaser"), Daniel M. Friedman, ("Friedman" or "Seller"), Daniel M. Friedman & Associates, Inc. and DMF International, Ltd. (each a "Company," and together the "Companies").

                                    RECITALS

                  WHEREAS, concurrently herewith, Seller and Purchaser are entering into that certain Stock Purchase Agreement, dated as of the date hereof (as amended from time to time in accordance with its terms, the "Stock Purchase Agreement"), pursuant to which Purchaser shall purchase all of the issued and outstanding shares of each of the Companies from Seller; and

                  WHEREAS, pursuant to Section 2.2(a) of the Stock Purchase Agreement, Seller shall be entitled to receive certain earn-out purchase price payments, subject to the terms and conditions of this Agreement, in respect of each of fiscal years 2008, 2009 and 2010.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

             1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

                  "2008 Contingent Purchase Price Payment" shall have the meaning set forth in Section 2(a) hereof.

                  "2009 Contingent Purchase Price Payment" shall have the meaning set forth in Section 2(b) hereof.

                  "2010 Contingent Purchase Price Payment" shall have the meaning set forth in Section 2(c) hereof.

                  "AAA" shall mean the American Arbitration Association.

                  "Act" shall mean the United States Securities Act of 1933, as amended.

                  "Affiliate" with respect to any Person shall mean any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of any Person who is an individual, such Person's Affiliates shall include such Person's spouse, siblings, parents, children, grandchildren, and trusts for the benefit of any of the foregoing. For the avoidance of doubt, Purchaser and its Affiliates shall be deemed to be Affiliates of each of the Companies after the Closing Date.

                  "Agreement" shall have the meaning set forth in the preamble.

                  "Applicable Contingent Purchase Price Payment Date" shall have the meaning set forth in Section 4(a) hereof.

                  "Board of Directors" shall have the meaning set forth in
Section 6(a) hereof.

                  "Business Day" means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

                  "Closing Date" shall have the meaning set forth in the Stock Purchase Agreement.

                  "Company" or "Companies" shall have the meaning set forth in the preamble.

                  "Contingent Purchase Price Payment" shall mean each of the 2008 Contingent Purchase Price Payment, the 2009 Contingent Purchase Price Payment and the 2010 Contingent Purchase Price Payment.

                  "Contingent Purchase Price Statement" shall have the meaning set forth in Section 3(a) hereof.

                  "Dispute" shall have the meaning set forth in Section 16 hereof.

                  "Dispute Notice" shall have the meaning set forth in Section 3(b) hereof.

                  "Disputing Party" shall have the meaning set forth in Section 16 hereof.

                  "Earn-Out Year" shall mean each of fiscal year 2008, fiscal year 2009 and fiscal year 2010, which shall end on December 31, 2008, 2009 and 2010, respectively.

                  "Earn-Out Multiple" shall mean 4.64.

                  "EBITDA" shall mean the Companies' (a) net sales, less, without duplication, the sum of (i) cost of sales (including, without limitation, any amounts which, absent the transactions contemplated by the Stock Purchase Agreement, would have been payable by Daniel M. Friedman & Associates, Inc. to the Purchaser pursuant to the terms of the License Agreement (as hereinafter defined) as if, with respect to such amounts, such License Agreement is coterminous with this Agreement), (ii) selling and distribution expenses,
(iii) design and production expenses and (iv) general administrative expenses (for the avoidance of doubt, including in each of the foregoing clauses the net amount payable under the Services Agreement), plus (b) to the extent included in expenses in clause (a) of this definition, the sum of (i) interest expense, (ii) fees and expenses (including prepayment penalties) in connection with financings, (iii) income tax expense (including payments in respect of any tax sharing or other similar agreement) other than international VAT or other similar tax, (iv) depreciation and amortization expense, (v) expenses resulting from FAS 142 or FAS 144, (vi) amortized expenses related to the closing of the transactions contemplated by the Stock Purchase Agreement and the 338(h)(10) Election (as defined in the Stock Purchase Agreement), (vii) any allocation of corporate overhead from Affiliates of either Company or allocation of profit, loss or expenses from Affiliates of either Company, other than those allocations specified in the Services Agreement, (viii) any Losses (as defined in the Stock Purchase Agreement) of either of the Companies which give rise to an indemnity obligation pursuant to the indemnification provisions of the Stock Purchase Agreement, to the extent, and only to the extent, that such indemnity obligations have been honored, and (ix) any amounts recovered or recoverable by either Company from insurance, to the extent, and only to the extent, the Loss attributable to such insurance arose in the same period, plus (c) the amount set forth on Schedule A attached hereto for the applicable fiscal year; provided that for purposes of the foregoing, all products of Purchaser sold by the Companies to retail stores of Purchaser shall be sold at cost. Each figure in clause (a) and clause (b) of this definition shall be determined on a consolidated basis in accordance with GAAP consistently applied from the Closing Date.

                  "Employment Agreement" shall mean the employment agreement, dated as of the date hereof, between Daniel M. Friedman & Associates, Inc. and Friedman, executed and delivered simultaneously with the execution and delivery of this Agreement.

                  "Final Contingent Purchase Price Statement" shall have the meaning set forth in Section 3(c) hereof.

                  "Final Financial Statements" shall have the meaning set forth in Section 3(c) hereof.

                  "Financial Statements" means for any fiscal year, unaudited consolidated financial statements for the Companies for such fiscal year, which shall be prepared in accordance with GAAP.

                  "Friedman" means Daniel M. Friedman.

                  "GAAP" shall mean United States generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

                  "Independent Accounting Firm" shall have the meaning set forth in Section 3(b) hereof.

                  "Intercompany Transaction" shall have the meaning set forth in
Section 7 hereof.

                  "License Agreement" shall mean that certain License Agreement, dated as of July 14, 2005, between Purchaser and Daniel M. Friedman & Associates, Inc.

                  "Notice of Set-Off Dispute" shall have the meaning set forth in Section 5(b) hereof.

                  "Ordinary Course Operations of the Companies" shall mean the ordinary course operations of the Companies consistent with past practice, taking into account the provisions of Section 6 of this Agreement.

                  "Person" shall mean an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

                  "Prime Rate" shall mean the rate of interest that The JPMorgan Chase Bank (or its successor and assign) announces from time to time as its prime lending rate as then in effect, or if no such rate is announced by The JPMorgan Chase Bank (or its successor or assign), the prime lending rate announced by a New York City money center bank selected by Purchaser and reasonably acceptable to the Seller.

                  "Purchaser" shall have the meaning set forth in the preamble.

                  "Quarterly Statement" shall have the meaning set forth in
Section 6(g) hereof.

                  "Quarterly Statement Due Date" shall have the meaning set forth in Section 6(g) hereof.

                  "Revised Contingent Purchase Price Statement" shall have the meaning set forth in Section 3(b) hereof.

                  "Revised Financial Statements" shall have the meaning set forth in Section 3(b) hereof.

                  "Rules" shall have the meaning set forth in Section 16 hereof.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Seller" shall have the meaning set forth in the preamble.

                  "Services Agreement" shall mean that certain services agreement, dated as of the date hereof, among Purchaser, Seller and the Companies pursuant to which the Companies shall pay Purchaser certain agreed-upon fees in respect of certain services provided for the Companies by Purchaser.

                  "Set-Off Notice" shall have the meaning set forth in Section 5(b) hereof.

                  "Set-Off Review Period" shall have the meaning set forth in
Section 5(b) hereof.

                  "Stock Purchase Agreement" shall have the meaning set forth in the recitals.

                2. Contingent Purchase Price Calculation.
                   -------------------------------------

                  (a) 2008 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller with respect to fiscal year 2008 (the "2008 Contingent Purchase Price Payment") shall equal 10% of the product of (i) the EBITDA for fiscal year 2008 and (ii) the Earn-Out Multiple.

                  (b) 2009 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller with respect to fiscal year

2009 (the "2009 Contingent Purchase Price Payment") shall equal 10% of the product of (i) the EBITDA for fiscal year 2009 and (ii) the Earn-Out Multiple.

                  (c) 2010 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller with respect to fiscal year 2010 (the "2010 Contingent Purchase Price Payment") shall equal 20% of the product of (i) the EBITDA for fiscal year 2010 and (ii) the Earn-Out Multiple.

                  (d) For the avoidance of doubt, the parties acknowledge that no Contingent Purchase Price Payment shall ever be less than zero.

                3. Contingent Purchase Price Statement; Dispute.
                   --------------------------------------------

                  (a) As promptly as practicable, but in any event within ninety
(90) days after the end of each Earn-Out Year, Purchaser shall prepare and deliver to Seller (and the Companies shall provide Purchaser with all assistance as may be reasonably requested by Purchaser in connection with such preparation)
(i) Financial Statements for such fiscal year, (ii) a statement of the Contingent Purchase Price Payment for such fiscal year, which shall explain in reasonable detail the calculations of EBITDA for such fiscal year (a "Contingent Purchase Price Statement") and (iii) reasonable supporting documentation sufficiently detailed to enable Seller to verify the amounts set forth in such Financial Statements and Contingent Purchase Price Statement.

                  (b) Seller may dispute such Financial Statements and/or Contingent Purchase Price Payment Statement for such fiscal year by sending a written notice (a "Dispute Notice") to Purchaser within thirty (30) days of Purchaser's delivery of all of the items specified in Section 3(a) to the Seller. The Dispute Notice shall identify each disputed item on the Financial Statements or Contingent Purchase Price Statement, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute. In the event of any such disputes, Purchaser and Seller shall attempt, in good faith, to reconcile their differences (including providing information that is reasonably requested to the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Purchaser and Seller, including, as appropriate, revised Financial Statements ("Revised Financial Statements") and/or a revised Contingent Purchase Price Statement (a "Revised Contingent Purchase Price Statement") reflecting such resolution. If Purchaser and Seller are unable to reach such resolution within twenty (20) days after the Seller's delivery of the Dispute Notice to Purchaser, then Purchaser and Seller shall promptly submit any remaining disputed items for final binding resolution to any independent accounting firm mutually acceptable to Purchaser and Seller (which accounting firm has not, within the prior twenty-four (24) months, provided services to Purchaser, Seller or either Company or any Affiliate of any of them). If Purchaser and Seller are unable to agree upon an independent accounting firm within ten (10) days, an independent accounting firm selected by Purchaser (which accounting firm has not, within the prior twenty-four (24) months, provided services to Purchaser or either Company or any Affiliate of any of them) and an independent accounting firm selected by Seller (which accounting firm has not, within the prior twenty-four (24) months, provided services to Seller or either Company or any Affiliate of any of them) shall select an independent accounting firm that has not, within the prior twenty-four (24) months, provided services to Purchaser, Seller or either Company or any Affiliate of any of them. Such independent accounting firm mutually agreed upon by Purchaser and Seller or selected by the procedure referenced in the immediately preceding sentence, as the case may be, is hereinafter referred to as the "Independent Accounting Firm." If any remaining disputed items are submitted to an Independent Accounting Firm for resolution, (A) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (B) each party will use its good faith commercially reasonable efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) days of submission of the disputed items to the Independent Accounting Firm; (C) the determination by the Independent Accounting Firm, as set forth in a written notice to Purchaser and Seller (which written notice shall include, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement), shall be final, binding and conclusive on the parties; and (D) the fees and disbursements of the Independent Accounting Firm shall be allocated between Purchaser and Seller in the same proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm. By way of illustration, if Seller disputes $500,000 of items, and the Independent Accounting Firm determines that Seller's position is correct as to $400,000 of the disputed items, then Purchaser would bear 80 percent and Seller would bear 20 percent of such fees and disbursements.

                  (c) The Financial Statements for such fiscal year and the Contingent Purchase Price Statement or, if either have been adopted pursuant to
Section 3(b), the Revised Financial Statements and/or the Revised Contingent Purchase Price Statement, shall be deemed to be final, binding and conclusive on Purchaser and Seller ("Final Financial Statements" and "Final Contingent Purchase Price Statement") upon the earliest of (A) the failure of Seller to deliver to Purchaser the Dispute Notice within thirty (30) days of Purchaser's delivery to Seller of all of the items specified in Section 3(a) for such fiscal year; (B) the resolution by Purchaser and Seller of all disputes, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement; and (C) the resolution by the Independent Accounting Firm of all disputes, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement. Any Contingent Purchase Price Payment based on Final Financial Statements and a Final Contingent Purchase Price Statement shall be made in accordance with Section 4 hereof.

                 4. Contingent Purchase Price Payments.
                    ----------------------------------

                  (a) Each Contingent Purchase Price Payment shall be paid and payable by Purchaser or the Companies to Seller with respect to each Earn-Out Year and shall be paid on a date or dates selected by Purchaser that results in the payment of such Contingent Purchase Price Payment to Seller in full on or before the tenth Business Day after the later of (x) the date on which the Final Financial Statements and Final Contingent Purchase Price Statement are deemed final, binding and conclusive for such Earn-Out Year pursuant to Section 3(c) and (y) the conclusion of the negotiation period with respect to any set-off pursuant to Section 5 (such date, the "Applicable Contingent Purchase Price Payment Date"). Notwithstanding the foregoing, in the event that Seller timely delivers a Dispute Notice to Purchaser pursuant to Section 3(b), the Applicable Contingent Purchase Price Payment Date with respect to the portion of the Contingent Purchase Price Payment that would otherwise be payable to Seller if Seller had not delivered such Dispute Notice shall be on or before the tenth Business Day after the later of (1) the delivery date of such Dispute Notice and
(2) the conclusion of the negotiation period with respect to any set-off pursuant to Section 5. In the event that any amounts due under this Section 4 shall not be paid to Seller on or before the Applicable Contingent Purchase Price Payment Date, such amounts shall bear interest, calculated from the Applicable Contingent Purchase Price Payment Date until the date such amounts are paid to Seller, at a rate per annum equal to the Prime Rate, calculated and payable monthly, compounded monthly. Each Contingent Purchase Price Payment shall be paid in cash and shall be made by wire transfer of immediately available funds to an account or accounts designated at least two (2) Business Days prior to the applicable payment date by Seller in writing. The Contingent Purchase Price Payments are not subject to or contingent on Seller's employment status with the Companies or Purchaser.

                 5. Set-Off Rights.
                    --------------

                  (a) Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder, Purchaser shall have the right, but not the obligation, from time to time to set off against any Contingent Purchase Price Payment required to be paid by Purchaser to Seller pursuant to this Agreement any amounts owed at such time by Seller to either Company or to Purchaser (or any of its Affiliates) hereunder or pursuant to the Stock Purchase Agreement.

                  (b) If Purchaser elects to exercise its set-off rights hereunder against any amounts otherwise required to be paid by Purchaser to Seller pursuant to this Agreement, it shall give Seller written notice of such election (the "Set-Off Notice"), which Set-Off Notice shall include the amount to be set off and a reasonable description of the circumstances giving rise to Purchaser's entitlement to such set-off. Seller shall have ten (10) days after receipt of such Set-Off Notice to review such Set-Off Notice (the "Set-Off Review Period"), and in the event that Seller has any objections or challenges to the exercise of the set-off right of Purchaser, Seller shall submit a single written notice of set-off dispute ("Notice of Set-Off Dispute") to Purchaser during such Set-Off Review Period, specifying in reasonable detail the nature of any asserted objections or challenges. In the event of any such dispute, Seller and Purchaser shall negotiate in good faith to resolve such dispute for thirty
(30) days after receipt by Purchaser of the Notice of Set-Off Dispute. If Seller and Purchaser are unable to resolve such dispute within such 30-day period, the amount payable by Purchaser to Seller shall automatically be reduced by the amount set forth in the Set-Off Notice. In the event that there is a final determination that Seller did not owe either Company or Purchaser (or any of its Affiliates) the amount that has been set off, Purchaser shall promptly repay to Seller all such amounts that are so determined to have been incorrectly set off, plus interest, calculated from the date of set-off until the date such amount is paid to Seller, at a rate per annum equal to the Prime Rate, calculated and payable monthly, compounded monthly. For purposes of this Section 5, a determination shall be final if any and all appeals therefrom shall have been resolved or if thirty (30) days shall have passed from the rendering of such determination (or of any determination of appeal therefrom) and no party shall have commenced any appeal therefrom.

                  (c) In the case of any such set-off by Purchaser pursuant to this Section 5, Seller's obligation to make such payment (or any portion thereof) shall be deemed satisfied and discharged to the extent of such set-off. The exercise of such right of set-off by Purchaser in good faith, whether or not finally determined to be justified, will not constitute a breach under this Agreement or the Stock Purchase Agreement.

                 6. Corporate Governance During Earn-Out Period. Seller and Purchaser agree that until the earlier of the termination of this Agreement or the end of fiscal year 2010, the Companies shall be managed in accordance with the following provisions:

                  (a) The Board of Directors of each Company (the "Board of Directors") shall consist of the same three (3) persons, and Purchaser will vote the Companies' common stock owned by it in favor of the election of two (2) designees of Purchaser and one (1) designee of Friedman, provided that during his term of employment with Daniel M. Friedman & Associates, Inc., the designee of Friedman shall be himself.

                  (b) Friedman shall, subject to Purchaser's then existing policies, practices and procedures consistently applied to Purchaser and to all domestic subsidiaries of Purchaser, have authority to control, in reasonable consultation with Purchaser, the Ordinary Course Operations of the Companies, including, without limitation, the following: (i) accepting new customers and terminating existing customers, (ii) hiring or promoting design, merchandising, sales, marketing and advertising employees of the Companies, (iii) firing design, merchandising, sales, marketing and advertising employees of the Companies below the Vice President level, (iv) selling, marketing or otherwise distributing products to historical and prospective customers of the Companies, and (v) terminating existing suppliers or engaging new suppliers that, in each case, are not also suppliers of Purchaser. Notwithstanding the foregoing, Friedman shall not, without the prior written consent of the Board of Directors, enter into any contract that would impose any obligation or negative covenant (e.g., a most favored nations provision or a restriction on the ability to conduct business) on Purchaser or any of its subsidiaries (other than either of the Companies).

                  (c) Notwithstanding the provisions of Section 6(b), the Board of Directors or its designee shall have authority to control, in reasonable consultation with Friedman, the following matters: (i) hiring or promoting finance and other back office employees of the Companies, (ii) firing finance and other back office employees of the Companies, (iii) firing design, merchandising, sales, marketing and advertising employees of the Companies at the Vice President or higher level, (iv) the declaring, authorizing or paying by the Companies of any dividend or distribution, (v) determining the compensation and benefits of employees, (vi) expanding the channels of sales or distribution of the Companies' products from that existing on the Closing Date, (vii) the termination of existing license agreements and the entering into of new license agreements by the Companies, and (viii) the products covered by the Companies' new license agreements and any amendments or renewals of existing license agreements; provided that Purchaser shall not, and shall cause its Affiliates not to, take any action that is primarily intended to adversely impact the Ordinary Course Operations of the Companies. Furthermore, neither Purchaser nor the Companies may (A) take any action that is expressly controlled by Friedman pursuant to Section 6(b) hereunder or (B) take any action or enter into any transaction that is primarily intended to adversely affect any of the Contingent Purchase Price Payments payable under this Agreement.

                  (d) Notwithstanding the provisions of Sections 6(b) and 6(c), the following actions shall not be taken without the mutual consent of Friedman, on the one hand, and Purchaser or the Board of Directors, on the other hand: (i) terminating existing suppliers or engaging new suppliers that, in either case, are also suppliers of Purchaser, (ii) entering into any transaction with any Affiliate of either Company or any officer or director of either Company or its Affiliates (including family members), other than compensation arrangements in the Ordinary Course Operations of the Companies or as provided in the Services Agreement, (iii) voluntarily liquidating or dissolving either Company, (iv) filing of a petition under bankruptcy or other insolvency laws, or admitting in writing that either Company is bankrupt, insolvent or generally unable to pay its debts as they become due, (v) issuing any capital stock or other securities of either Company or granting any option or other right to acquire any capital stock or other securities of either Company, (vi) engaging in any line of business other than the business in which the Companies are engaged as of the Closing Date, (vii) Purchaser's suffering or permitting any third person, firm or corporation (including Purchaser) other than Daniel M. Friedman & Associates, Inc. to be a licensee of Purchaser, or otherwise giving permission to any other entity to use any trademarks of Purchaser or any of its Affiliates, with respect to any category of "Products" covered by the License Agreement, notwithstanding the termination of such License Agreement pursuant to the Stock Purchase Agreement, provided, however, that the rights reserved by Purchaser pursuant to
Section 1.3 of such License Agreement will survive the termination of such License Agreement, or (viii) selling stock or assets of either Company to a third party that is not a one-hundred percent (100%)-owned subsidiary of Purchaser or Purchaser itself (other than sales of inventory in the ordinary course of business consistent with the Companies' past practices) or engaging in a merger transaction (other than mergers solely for the purpose of reincorporating the Companies in the state of Delaware). For the avoidance of doubt, it is acknowledged and agreed among the parties hereto that the restrictions set forth in clause (vi) above shall not apply to a sale of all or substantially all of the stock or assets of Purchaser or any Affiliate of Purchaser (other than the Companies) or the engagement by Purchaser or any Affiliate of Purchaser (other than the Companies) in any merger transaction.

                  (e) Notwithstanding the provisions of Sections 6(b), 6(c) and 6(d), the Board of Directors or its designee shall have authority to control the following matters: (i) capital expenditures, (ii) the incurrence of indebtedness, (iii) selecting legal counsel and auditors for the Companies, and
(iv) mergers solely for the purpose of reincorporating the Companies in the state of Delaware; provided that neither Purchaser nor the Companies may take any action or enter into any transaction that is primarily intended to adversely affect any of the Contingent Purchase Price Payments payable under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Board of Directors of each of the Companies shall have the authority, in their sole discretion, to veto, modify or change any action taken or to be taken by the Companies with respect to any matter; provided, however, that, to the extent any such veto, modification or change (i) relates to a matter that would have been subject to Friedman's control under Section 6(b) hereunder or Friedman's consent under Section 6(d) hereunder, and (ii) is reasonably objected to by Friedman as evidenced in a writing setting forth such objections in reasonable detail, then any significant adverse effect on the Companies' EBITDA (taking into account the effect on EBITDA of the action or proposed action to which the veto, modification or change related) directly resulting from such veto, modification or change shall be disregarded for purposes of calculating EBITDA pursuant to this Agreement. For purpose of clarity, the preceding sentence shall be construed to override any other contrary provision of this Agreement.

                  (f) Friedman and designees of Purchaser shall consult regularly (but in any event at least quarterly) with each other regarding the strategic direction of the Companies, the sales and merchandising functions of the Companies (including the hiring and firing of sales and merchandising employees), and to mutually agree on EBITDA and revenue goals. In addition, Purchaser shall have prompt access to all properties, records, financial information or other data concerning the Companies that Purchaser may request, and the Companies shall prepare and provide to Purchaser all financial statements, reports and analyses required by Purchaser within a reasonable period after any request therefor.

                  (g) No later than fifteen (15) days after the end of each quarterly period (beginning with the quarter beginning April 1, 2006) (each, a "Quarterly Statement Due Date") the Companies shall submit a statement (a "Quarterly Statement") to Purchaser setting forth the Companies' actual EBITDA for such quarterly period, and the Companies' projected revenue and EBITDA for the prospective four fiscal quarter period following such completed fiscal quarter. In addition, the Companies shall provide reasonable supporting documentation sufficiently detailed to enable Purchaser (i) to verify the actual amounts set forth in the Companies' Quarterly Statement and (ii) to verify that the assumptions underlying the projected amounts set forth in the Companies' Quarterly Statement are reasonable.

                  (h) In the event that the employment of Seller is terminated by the Companies for "Cause" or by Seller without "Good Reason" (as such terms are defined in the Employment Agreement) or due to his death or disability, (i) he may be removed from the Board of Directors and (ii) the management of the Companies shall be at the sole discretion of Purchaser or its designees and the Companies shall thereafter be operated by Purchaser. In the event that the employment of Seller is terminated by the Companies without "Cause" or by Seller with "Good Reason" and the Companies employ another executive or executives to replace Seller, then any excess of the compensation, benefits and expenses of the executive(s) employed to replace Seller over the amounts that would have been payable to Seller pursuant to the Employment Agreement had Seller remained employed with the Companies shall be disregarded for purposes of the calculation of EBITDA pursuant to this Agreement, regardless of the actual amount of such compensation, benefits and expenses. In the event that the employment of any of Steven Lloyd, Kenneth Horowitz or Renee Cohen (each, a "Specified Employee") is terminated by the Companies without "Cause" (as such term is defined in such Specified Employee's employment agreement with the Companies) and the Companies employ another executive or executives to replace such Specified Employee, any excess of the sum of (1) any compensation or other payments made to such Specified Employee after his or her termination pursuant to the terms of such Specified Employee's employment agreement with the Companies plus (2) the compensation, benefits and expenses of the executive(s) employed to replace such Specified Employee, over the amounts that would have been payable to such Specified Employee pursuant to such Specified Employee's employment agreement with the Companies had such Specified Employee remained employed with the Companies, shall be disregarded for purposes of the calculation of EBITDA pursuant to this Agreement, regardless of the actual amount of such compensation, benefits and expenses.

        7. Intercompany Transactions and Other Activities During Earn-Out Period. For purposes of determining any Contingent Purchase Price Payment payable under this Agreement, Seller and Purchaser agree that until the earlier of the termination of this Agreement or the end of fiscal year 2010, all transactions between the Companies, on the one hand, and Purchaser or any of its Affiliates (excluding the Companies and their subsidiaries), on the other hand (each an "Intercompany Transaction"), shall be at cost or shall be adjusted to be upon fair and reasonable terms no less favorable to either party than would be obtained in a comparable arm's-length transaction with an unaffiliated third Person. The parties acknowledge and agree that the Services Agreement is or will be on arm's-length terms.

        8. Term. This Agreement shall be effective on the Closing Date, if one occurs, and shall continue until the payment of all Contingent Purchase Price Payments pursuant to Section 4.

        9. Assignment; Binding Nature. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

       10. Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by Purchaser, on the one hand, and Seller, on the other hand.

       11.    Notices. All notices, demands and communications of any kind which any party hereto may be required or desires to serve upon another party under the terms of this Agreement shall be in writing and shall be given by: (a) personal service upon such other party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile, in each case addressed as required for notices pursuant to Section 13.3 of the Stock Purchase Agreement. In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable. In the case of service by mail, such service shall be deemed complete on the fifth Business Day after mailing. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

       12. Governing Law; Jurisdiction. This Agreement and all the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327.

       13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any arbitrator to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final determination of an arbitrator declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitrator making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

       14. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

       15. Counterparts; Facsimile. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

       16. Arbitration. Except as otherwise set forth in Section 3(b) hereof, if any dispute or difference of any kind whatsoever shall arise between the parties to this Agreement (each a "Disputing Party") in connection with or arising out of this Agreement, or the breach, termination or validity thereof (a "Dispute"), then, on the demand of any Disputing Party, the Dispute shall be finally and exclusively resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (the "Rules") then in effect, except as modified herein. The arbitration shall be held, and the award shall be issued in, the City of New York. There shall be one neutral arbitrator appointed by agreement of the Disputing Parties within thirty (30) days of receipt by respondent of the demand for arbitration. If such arbitrator is not appointed within the time limit provided herein, on the request of any Disputing Party, an arbitrator shall be appointed by the AAA by using a list striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience and an experienced arbitrator. By agreeing to arbitration, the Disputing Parties do not intend to deprive any court of its jurisdiction to issue a pre arbitral injunction, pre arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the Disputing Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Disputing Party to respect the arbitrator's orders to that effect. Any arbitration proceedings, decisions or awards rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. et seq. In arriving at a decision, the arbitrator shall be bound by the terms and conditions of this Agreement and shall apply the governing law of this Agreement as designated in

Section 12. The arbitrator is not empowered to award damages in excess of compensatory damages, and each Disputing Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall provide that the fees and expenses of the arbitration (including the fees of the AAA, the fees and expenses of the arbitrator and attorneys' fees) shall be allocated based on the proportion that the aggregate amount of disputed items submitted to arbitration that are unsuccessfully disputed by each Disputed Party (as finally determined by the arbitrator) bears to the total amount of all disputed items submitted to arbitration. The award, which shall be in writing and shall, on the written request of any Disputing Party, state the findings of fact and conclusions of law upon which it is based, shall be final and binding on the Disputing Parties and shall be the sole and the exclusive remedy between the Disputing Parties regarding any claims, counterclaims, issues or accountings presented to the arbitral tribunal. Judgment upon any award may be entered in any court of competent jurisdiction located in the State of New York, and the parties hereby consent to the exclusive jurisdiction of the courts located in the State of New York.

       17.    Entire Agreement. This Agreement, the Stock Purchase
Agreement, the Services Agreement and the Employment Agreement, including all schedules and exhibits hereto and thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof.


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



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  COMPANIES:
                                  ---------

                                 DANIEL M. FRIEDMAN & ASSOCIATES, INC.

                                 By: /s/ DANIEL M. FRIEDMAN
                                     -------------------------------------------
                                     Name:  Daniel M. Friedman
                                     Title: President

                                 DMF INTERNATIONAL, LTD.

                                 By: /s/ DANIEL M. FRIEDMAN
                                     -------------------------------------------
                                     Name:  Daniel M. Friedman
                                     Title: President

                                 PURCHASER:
                                 ---------

                                 STEVEN MADDEN, LTD.

                                 By: /s/ JAMIESON A. KARSON
                                     -------------------------------------------
                                    Name:  Jamieson A. Karson
                                    Title: Chairman and Chief Executive Officer

                                 SELLER:

                                 /s/ DANIEL M. FRIEDMAN
                                 ----------------------------------------------
                                 Daniel M. Friedman

                                   SCHEDULE A
                                   ----------



                         2008              $446,000

                         2009              $492,000

                         2010              $521,000